Exhibit 3.1

Amended and Restated Charter of

CONSTELLATION ENERGY GROUP, INC.

FIRST: The name of the corporation is Constellation Energy Group, Inc. (the “Corporation”).

SECOND: The Corporation is formed for the purpose of carrying on any lawful business for which corporations may be organized under the general laws of the State of Maryland.

THIRD: The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

FOURTH: The name and address of the resident agent of the Corporation are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.

FIFTH: The total number of shares of stock that the Corporation has authority to issue is 1,000 shares of common stock, $0.01 par value per share. The aggregate par value of all shares of all classes of stock of the Corporation is $10.00. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SIXTH: The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the bylaws of the Corporation. The number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. One director is in office at the time of this amendment and restatement and his name is Christopher J. Crane.

SEVENTH: (a) The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

(b) The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the bylaws of the Corporation.

(c) The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

EIGHTH: No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

NINTH:

(a) (i) The Corporation shall indemnify

(i) its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by the general laws of the State of Maryland, now or hereafter in force, including the advance of expenses, under the procedures and to the full extent permitted by law, and

(ii) other employees and agents, to such extent as shall be authorized by the Board of Directors or the Corporation’s bylaws and be permitted by law.

(ii) The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled.

(iii) The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such bylaws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided hereunder with respect to any act or omission occurring prior to such amendment or repeal.

(b) To the fullest extent permitted by Maryland statutory or decisional law, as amended or interpreted, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the charter of the Corporation or repeal of any of its provisions shall limit or eliminate the limitation on liability provided to directors and officers hereunder with respect to any act or omission occurring prior to such amendment or repeal.

2